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                                                                   EXHIBIT 10.15

                  [LETTERHEAD OF HWJESSE & CO. APPEARS HERE]

09 December 1996

Mr. Gerald Baldwin, Chairman
Peet's Coffee & Tea
1310 - 65th Street
Emeryville, California 94608

Dear Jerry:

     This letter (the "Advisory Engagement Letter") will confirm that Peet's Coffee & Tea ("PCT" or the "Company") has engaged HWJesse&Co ("HWJ&C") to be the Company's on-going financial advisor. We look forward to working with you to develop and execute financial and business strategies to enhance shareholder value at Peet's Coffee & Tea.

HWJ&C Activities

     In this Engagement, HWJ&C win, on an on-going basis:

     .    Act as the exclusive long-term financial advisor to the Company;

     .    Periodically meet with the Company's management and board to discuss the Company's operating strategy, competitive position, business and financial prospects and growth opportunities;

     .    Assist the Company in formulating strategic and financial plans designed to create long-term shareholder value and liquefying such value when appropriate;

     .    Assist in the development of capitalization plans which provide the capital resources necessary to accomplish the operating and strategic plans; and

     .    Assist the Company in developing appropriate marketing strategies and tactics to achieve the Company's objectives.

HWJ&C Compensation

     In return for the services contemplated herein for the period commencing 09 December 1996, HWJ&C's compensation (the "Advisory Fees") from the Company will include:

     .    A monthly retainer of $5,000 beginning 09 December 1996, and payable on the 1st day of each month thereafter; and

     .    100,000 warrants (the "Warrants"), each with the right to purchase 1 share of Company common stock (with standard antidilution adjustments for stock splits
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              and stock dividends) at an exercise price of $15.00 and an expiration date of 31 December 2001; all Warrants will have a net exercise provision and will be exercisable upon execution of this Engagement Letter, subject to two repurchase rights (the "Rights"): i) the right to repurchase 25,000 Warrants, which amount will decline ratably over the 12 months beginning 09 December 1996, and ii) the right to repurchase 50,000 Warrants, which amount will decline ratably over the 50 months beginning 09 December 1996. The Rights will have a repurchase price of $0.01 per Warrant, and will be exercisable in the event of a Termination of this Engagement.

     .    The Company will reimburse HWJ&C for its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel, if any) incurred in connection with this engagement. Such expenses shall not exceed $5,000 without prior approval from the Company. HWJ&-C will invoice the Company monthly for out-of-pocket expenses incurred.

Confidentiality

     In connection with this engagement HWJ&-C recognizes that certain nonpublic, confidential, proprietary information (the "Confidential Information") may be furnished to HWJ&C.

     HWJ&C agrees not to disclose any Confidential Information to any person who is not a partner, officer or employee of HWJ&-C or counsel to HWJ&-C, or, except for performance of services hereunder, use such Confidential Information, except with the consent of PCT or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial or administrative or legislative body or committee. HWJ&C represents that each of its partners, officers and employees is formally apprised of his or her obligations concerning the confidentiality of all client affairs and information. In the event of any breach of confidentiality by any partner, officer or employee of HWJ&-C, HWJ&C will assume responsibility for such breach (indemnify and hold PCT harmless from any loss (including the loss of the Proposed Transaction), damages, or claim related to or resulting from such breach of confidentiality).

     In the event that HWJ&C receives a request to disclose any Confidential Information under such subpoena or order we will (a) promptly notify PCT thereof, (b) consult with PCT on its willingness and the advisability of taking steps to resist or narrow such request, and (c) if disclosure is required or deemed advisable by PCT, cooperate with PCT in any attempt that it may make to obtain an order or other reliable assurance that confidential treatment win be accorded to designated portions of the Confidential Information. HWJ&C shall be entitled to reimbursement for its expenses, including the fees and expenses of its counsel, in connection with action taken pursuant to this paragraph.

     Information will not be deemed Confidential Information that (i) is information in the possession of HWJ&C prior to 01 September 1996, (ii) becomes available in the public domain other than as a result of disclosure by HWJ&C or its partners, officers, employees or advisors, or (iii) is not acquired from PCT or persons known by HWJ&C to be in breach of an obligation of
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secrecy to PCT. Any and all information related to PCT, whenever disclosed, shall be Confidential Information unless such information falls within either clause (ii) or (iii) above.

     All written information supplied by PCT to HWJ&C in connection with this engagement and designated by PCT as confidential, and all copies or translations thereof, or documents incorporating any such information, made by HWJ&C, shall upon request be returned by HWJ&C to PCT or to independent counsel for PCT at the election of HWJ&C.

     PCT agrees not to disclose any nonpublic, confidential, or proprietary information furnished to it by HNVJ&C, including, but not limited to, the terms and conditions of this and any other agreements between PCT and HWJ&C, to any person who is not an officer or director of PCT or counsel to PCT except with the consent of HWJ&C or as required by law. PCT represents that it has exercised all reasonable measures to ensure that each of its officers and directors is formally apprised of his or her obligations concerning the confidentiality of all HWJ&C affairs and information.

Indemnification

     Since HWJ&C will be acting on behalf of PCT, PCT agrees to indemnify HWJ&C and other related persons and entities according to the form of agreement attached hereto as Exhibit A which is hereby incorporated into and made part of this agreement.

Termination

     HWJ&C's engagement hereunder may be terminated at any time with or without cause, by either PCT upon 30 days written notice to HWJ&C, or by HWJ&C, upon 30 days written notice to PCT; provided, however, that in the event of any termination by PCT, HWJ&C will be entitled to the fees provided for herein prior to effective date of termination and, provided further, any termination of HWJ&- C's engagement hereunder shall not affect Pct's obligation to indemnify HWJ&C and certain related persons and entities as provided in the paragraph above.

No Agency Relationship

     It is understood that HWJ&-C, in performing its services, is not the agent for the Company and does not have the actual or implied authority to enter into any contracts which bind the Company, without the prior written consent of the Company.

Disagreements

     PCT and HWJ&-C shall negotiate in good faith to resolve any disputes between themselves in connection with this engagement. In the event of a failure to resolve the dispute, the dispute shall be resolved through binding arbitration conducted by the American Arbitration Association.

     If a dispute arises between HWJ&C and PCT, HWJ&C agrees to use a law firm other than Cooley Godward.
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Conclusion

     We look forward to the opportunity to advise Peet's Coffee & Tea in connection with this engagement.

     Please confirm that the foregoing is in accordance with your understanding by signing and returning the enclosed duplicate of this letter.

Very truly yours,

HWJesse&Co, by
         -

/s/ H. William Jesse Jr.
------------------------
H. William Jesse Jr., its
President

Accepted and agreed to as of the date first written above:

Peet's Coffee & Tea, by

/s/ Gerald Baldwin
------------------
Gerald Baldwin, its
Chairman
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                                   EXHIBIT A
                           Indemnification Agreement

     In connection with HWJesse&Co's ("`HWJ&C") engagement to provide advisory services as described in the Advisory Engagement Letter attached hereto dated 09 December 1996, Peet's Coffee & Tea ("PCT" or the "Company") hereby agrees to indemnify and hold harmless HWJ&C and its affiliates, the respective directors, officers, partners, agents and employees of HWJ&C and its affiliates and each other person, if any, controlling HWJ&C or any of its affiliates, to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by them (including reasonable fees and disbursements of counsel) which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or (ii) actions taken or omitted to be taken by an indemnified person with PCT's prior consent or in conformity with PCT's actions or omissions or (B) are otherwise related to or arise out of HWJ&-C's activities on PCT's behalf under HWJ&C's engagement, and PCT will reimburse HWJ&C and any other person indemnified hereunder for all reasonable expenses (including reasonable fees and disbursements of counsel) incurred by HWJ&C or such other indemnified person in connection with investigating, preparing or defending any such action or claim, whether such action or claim is in connection with pending or threatened litigation or any investigation, proceeding or hearing conducted by a governmental or quasi-governmental agency or any regulatory entity. PCT will not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to clause (B) of the preceding sentence to the extent that such loss, claim, damage, liability or expense is the result of the bad faith or negligence of the person seeking indemnification hereunder. PCT also agrees that neither HWJ&-C, nor any affiliates, nor any director, officer, partner, agent or employee of HWJ&-C or any of its affiliates, nor any person controlling HWJ&C or any of its affiliates (hereinafter collectively referred to as "HWJ&C's Related Parties"), shall have any liability to PCT for or in connection with such engagement except for such liability for losses, claims, damages, liabilities or expenses incurred by PCT to the extent that they result from the bad faith or negligence of HWJ&C or HWJ&C's Related Parties. PCT further agrees that PCT will not, without the prior written consent of HWJ&C, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not HWJ&C or any indemnified person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of HWJ&C and each other indemnified person hereunder from all liability arising out of such claim, action, suit or proceeding.

     Promptly after receipt by an indemnified person of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will notify PCT in writing of such complaint or of the commencement of such action or proceeding, but failure to so notify PCT will not relieve PCT from any liability which PCT may have hereunder or otherwise, except to the extent that such failure prejudices PCT's rights. If PCT so elects or is requested by such indemnified person, PCT will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to HWJ&C and the payment of the fees and disbursements of such counsel. In the event, however, such indemnified person reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if PCT
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fails to assume the defense of the action or proceeding in a timely manner, then such indemnified person may employ separate counsel to represent or defend it in any such action or proceeding and PCT will pay the reasonable fees and disbursements of such counsel, provided, however, that PCT will not be required to pay the fees and disbursements of more than one separate counsel for all indemnified persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which PCT assumes, the indemnified person will have the right to participate in such litigation and to retain its own counsel at such indemnified person's own expense.

     PCT agrees that if any indemnification sought by an indemnified person pursuant to this letter agreement is held by a court to be unavailable for any reason other than as specified in the second sentence of the first paragraph of this indemnification agreement, then (whether or not - HWJ&C is the indemnified person), PCT and HWJ&C will contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to PCT, on the one hand, and HWJ&C, on the other hand, in connection with HWJ&C's engagement referred to above, subject to the limitation that in any event HWJ&C's aggregate contribution to all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder will not exceed the amount of fees actually received by HWJ&C from PCT pursuant to HWJ&C's engagement referred to above. It is hereby agreed that the relative benefits to PCT, on the one hand, and HWJ&C, on the other hand, with respect to HWJ&C's engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received by PCT, as the case may be, pursuant to the transaction, whether or not consummated, for which HWJ&C is engaged to render financial advisory services bears to (ii) the fee paid or proposed to be paid to HWJ&C in connection with such engagement PCT's indemnity, reimbursement and contribution obligations under this letter agreement shall be in addition to any rights that HWJ&C or any indemnified person may have at common law or otherwise.

     PCT hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to this letter agreement is brought against HWJ&-C or any other indemnified person, provided that HWJ&C or the indemnified person is subject to personal jurisdiction and service and venue in such court.

     It is understood that, in connection with HWJ&-C's above-mentioned engagement, HWJ&C may also be engaged to act in one or more additional capacities, and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. The provisions of this letter agreement shall apply to the original engagement, and any such additional engagement and any modification of the original engagement or such additional engagement, if so stated in such additional engagement, and shall remain in full force and effect following the completion or termination of HWJ&C's engagement(s), but only to the extent such provisions relate to the engagement which is subject to this letter agreement or any modification thereof.